eXHIBIT 10.3.1

Amendment to

AMENDED AND RESTATED employment Agreement

This Amendment to AMENDED AND RESTATED EMPLOYMENT Agreement (this “Amendment”), is adopted this 19th day of March, 2015, by EASTERN VIRGINIA BANKSHARES, INC., a Virginia corporation (the “Corporation”) and JOE A SHEARIN (the “Employee”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, the Corporation and the Employee have previously entered into an Amended and Restated Employment Agreement effective January 1, 2008 (the “Employment Agreement”);

WHEREAS, the Corporation and the Employee desire to amend the Employment Agreement to clarify the health care continuance benefit and to provide for the Corporation’s unilateral right to terminate the Employment Agreement and pay out the value of all benefits thereunder in connection with a Change of Control.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Employment Agreement as follows:

1. The last sentence of Section 2, Term and Renewal, is hereby deleted in its entirety and replaced with the following: “This Agreement shall terminate thirty-six (36) months after a party gives notice not to renew and extend its term, subject to earlier termination as provided in Section 19 hereof.”

2. Section 10(d)(1)(ii) is hereby deleted in its entirety and replaced with the following:

(ii) The Corporation shall maintain in full force and effect for thirty-six (36) months after the date of termination coverage under all employee health insurance programs or plans (medical, dental and vision) (“Health Care Plans”) in which the Employee and/or his spouse and any of his dependents was entitled to participate immediately prior to such termination, with the Corporation paying the full monthly cost of the premium therefor (the “Heath Care Continuance Benefit”), provided that the continued participation of the Employee and/or his spouse and any of his dependents is possible under the general terms and provisions of the Health Care Plans. If the Corporation cannot maintain such coverage for the Employee or his spouse or dependents under the terms and provisions of the Health Care Plans (or where such continuation would adversely affect the tax status of the Health Care Plans pursuant to which the coverage is provided), the Corporation shall provide the Health Care Continuance Benefit by either providing substantially identical benefits directly or through an insurance arrangement or by paying the Employee the estimated cost of the expected premium for thirty-six (36) months after the date of termination with such payments to be made in accordance with the established payroll practices of the Corporation (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided. To the extent allowed by applicable law, the 36-month Health Care Continuance Benefit period shall run concurrently with the period for which the Employee and/or his spouse and any of his dependents would be eligible for continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (the “COBRA Period”), although the 36-month Health Care Continuance Benefit period will continue to run after the COBRA Period has ended.

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3. Section 19, “Amendment and Waiver,” is hereby deleted in its entirety and replaced with the following:

Section 19. Amendment and Termination; Waiver. This Employment Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. Except as specifically set forth hereunder, this Employment Agreement may not be terminated except by an instrument in writing signed by or on behalf of each of the parties hereto, provided, however, and notwithstanding anything in this Agreement to the contrary, the Corporation or its successor has the unilateral right to terminate this Agreement and pay out the full value of all benefits hereunder in one lump sum payment in connection with a Change of Control pursuant to, and in compliance with, Treasury Regulation § 1.409A-3(j)(4)(ix)(B). No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the person or party to be charged.

4. In all other respects, the Employment Agreement shall remain in full force and effect, subject to any other amendments that may be adopted from time to time.

5. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original Amendment, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Amendment.

EASTERN VIRGINIA BANKSHARES, INC.

Date: March 19, 2015	By:	/s/ W. Rand Cook
	Name:	W. Rand Cook
	Title:	Chairman of the Board of Directors

EMPLOYEE

Date: March 19, 2015	/s/ Joe A. Shearin
Joe A. Shearin

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